Exhibit 3.8

OPERATING AGREEMENT

OF

GEORGIA PCS MANAGEMENT

L.L.C

Original Effective Date

June 5, 1998

Amended

April 16, 1999

Amended

November 22, 1999

GEORGIA PCS MANAGEMENT, L.L.C.

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT (“Agreement”) is entered into effective as of June 5, 1998 (“Effective Date”), by and among the Entities (collectively referred to as the “parties”) listed on Exhibit A attached to this Agreement. Individually, these Entities are each Members of Georgia PCS Management, L.L.C., a Georgia limited liability company (“Company”).

RECITALS

WHEREAS, the parties have determined that their individual interests may be best fostered by forming an organization that will construct, manage and operate Personal Communications Service (“PCS”) systems, and that will provide wireless telecommunications services and other services related or incidental to the provision of wireless telecommunications services; and

WHEREAS, the parties have agreed to organize and operate a limited liability company in accordance with the terms of, and subject to the conditions set forth in, this Agreement;

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Defined Terms

Certain capitalized terms shall have the meanings specified in Exhibit 1. Other terms are defined in the text of this Agreement; and, throughout this Agreement, those terms shall have the meanings respectively ascribed to them.

2.	Formation and Name, Office, Purpose, Term

2.1 Organization. Company was formed on July 22, 1997 as a Georgia limited liability company by the execution and filing of the Statement with the Secretary in accordance with the provisions of the Act.

2.2 Name. The name of the Company shall be Georgia PCS Management, L.L.C.” The Company may conduct its business under any trade names and service marks determined by the Company and in accordance with all applicable laws, rules, and regulations.

2.3. Purposes. The purposes for which the Company is formed are to: (a) construct, manage and operate PCS systems; (b) provide wireless telecommunications related services and equipment, and services related or incidental to the provision of wireless telecommunications services; (c) invest in entities which provide such services and equipment; (d) negotiate on behalf of its Members with PCS licensees, equipment vendors and others in an effort to produce favorable pricing on such services and equipment; and (e) conduct business in the State of Georgia or any other State for any lawful purpose for which a limited liability company may be organized under the Act.

2.4. Term. The term of the Company began upon the filing of the statement with the Secretary and shall continue until terminated pursuant to Section 9 of this Agreement.

2.5. Powers. The Company shall have and may exercise all powers necessary or convenient to carry out its business and affairs.

2.6. Registered Office and Registered Agent. The registered office of the Company in the State of Georgia and the registered agent of the Company in the State of Georgia shall be that set forth in Exhibit A and may be changed in accordance with the terms of this Agreement and in the manner provided by the Act.

2.7. Members. The name, present mailing address, taxpayer identification number, telephone and facsimile numbers, and Percentage of each Member is set forth on Exhibit A.

3.	Capital Contributions

3.1. Initial Capital Contributions. Upon the execution of this Agreement, the Members shall contribute to the Company cash or other valuable consideration in the amounts respectively set forth opposite their names on Exhibit A.

3.2. Additional Capital Contributions.

(a) Additional Capital Contributions may only be requested by the Management Committee as funds are needed to meet the operating and management expenses and financial obligations of the Company. In the event the Management Committee determines that additional capital is so needed, each Member shall be entitled to contribute all its share of additional capital in proportion to its then current Company Percentage, subject to the limitations set forth below. This additional funding is due and payable on the date set forth in a written notice requesting an additional Capital Contribution given by the Management Committee to each Member, which date shall not be less than 30 days from the date of the notice.

(b) Should any Member make a portion but not all of its initial Capital Contribution or any subsequent additional Capital Contribution, or fail to pay such contributions when due, the other Members may contribute pro rata, according to their then current respective Company Percentages and Interests, an aggregate amount equal to the capital contribution declined by the nonparticipating Members, thereby increasing in such proportion the other Members’ Company

Percentages and Interests. In such event, the nonparticipating Member’s company Percentage and Interest shall be diluted accordingly and such Member shall be limited in its right to provide future additional capital in proportion to its Company Percentages and Interests as so revised.

3.3. Form of Capital Contributions. Funding of additional Capital Contributions to the Company shall be in cash and not real or personal property.

3.4 No Interest. Interest Holders shall not be paid interest on their Capital Contributions.

3.5. Return of Capital Contribution. Except as otherwise provided in this Agreement, no Interest Holder shall have the right to receive any return of any Capital Contribution.

3.6. Form of Distribution. If an Interest Holder is entitled to receive a Distribution, the Company may distribute cash, notes, property or a combination thereof to the Interest Holder.

3.7. Loans. Any Member may, at any time, make or cause a loan to be made to the Company in any amount and on those terms upon which the Company and the Member agree.

3.8. Issuance of Additional Units.

(a) The Members acknowledge that from time to time the Members may be asked by the Management Committee to undertake financial risks with respect to their interest beyond additional capital contributions including, without limitation, (1) making financial or performance guaranties to third party lenders or vendors for the benefit of the Company, (2) deferring or restructuring payments or distributions due from the Company pursuant to business dealings and undertakings by the Company or (3) taking consideration or distribution in Units rather than cash pursuant to business dealings and undertakings of the Company.

(b) In the event the Management Committee determines that a transaction involves financial risk as contemplated by Section 3.8(a) (a “Risk Transaction”), the Management Committee shall give notice to each Member of (1) the nature and aggregate amount of the Risk Transaction (2) each Member’s share of the Risk Transaction, (3) the number of Units to be issued to each Member undertaking its share of the Risk Transaction and (4) the date each Member must respond with a decision to undertake or forego its entire share of the Risk Transaction. An untimely response, a timely negative response, or a timely response to undertake anything less than its share of the Risk Transaction from a Member shall be deemed a decision to forego the Risk Transaction, and a later request by such Member to participate to any extent in the Risk Transaction, if available, and to be issued additional Units therefor, may be agreed to or rejected by the Management Committee in its sole and absolute discretion. To the extent a Member undertakes its share (or desires to and does take on more than its share) of the Risk Transaction, the number of Units held by a non-participating Member shall remain unchanged and the number of Units of each Member who undertakes its share (or more than its share) of the Risk Transaction shall be increased by the number of Units to be issued and described in Section 3.8(b)(3) subject to further increase for undertaking more than its share of the Risk Transaction, and, thereafter, the Management Committee may amend Exhibit “A” to reflect the change in Units and percentages. (3.8 is an amendment to the Operating Agreement).

4.	CapitalAccounts; Allocations and Distributions

4.1. Capital Accounts. A Capital Account shall be established and maintained for each Interest Holder in such Interest Holder’s Capital Account Amount.

4.2. Tax Allocations. After giving effect to the special allocations set forth in Section 4.4 for any taxable year of the Company, Profit and Loss shall be apportioned ratably to each day of the Company’s taxable year and each day’s share of such Profit and Loss shall be allocated to the Interest Holders in proportion to their respective Percentages on such days.

4.3. Distributions. At such time as the Company achieves a cumulative net profit, funds of the Company from all sources, less appropriate reserves as are determined by the Management Committee to be reasonably necessary for future administrative and operating expenses, loan payments and other costs and expenses and contingencies, shall be distributed on an annual basis, or more frequently if so determined by the Management Committee. Each Distribution pursuant to this Section 4.3 shall be made to the Interest Holders in proportion to the daily weighted average of their respective Percentages as in effect from time to time during the relevant time period. In the event that a Member declines to draw its Distribution in whole or in part, the undistributed portion of the Distribution shall be treated as a non-interest bearing demand loan to the Company and not as an addition to such Member’s Capital Account.

4.4. Tax Compliance. It is the intention of the Members that each Member’s distributive share of Profits and Losses shall be determined and allocated in accordance with the allocation provisions of this Agreement. Therefore, if the Management Committee reasonably determines that the allocation provisions of this Agreement are unlikely to be respected for Federal income tax purposes, due to the application of Internal Revenue Code Sections 704(b) and (c) or otherwise, the Management Committee shall recommend appropriate amendments to this Agreement in order to effectuate the allocation provisions contemplated herein. The following shall apply to all allocations:

(a) Except as set forth in IRS Regulation Section 1 .704-2(f)(2), (3) and (4), if, during any taxable year, there is a net decrease in Minimum Gain, each Interest Holder, prior to any other allocation pursuant to this Section 4, shall be specially allocated items of gross income and gain for such taxable year (and, if necessary, subsequent taxable years) in an amount equal to that Interest Holder’s share of the net decrease of Minimum Gain, computed in accordance with IRS Regulation Section 1.704-2(g). Allocations of gross income and gain pursuant to this Section 4.4(a) shall be made first from gain recognized from the disposition of Company assets subject to nonrecourse liabilities (within the meaning of the Regulations promulgated under Internal Revenue Code Section 752), to the extent of the Minimum Gain attributable to those assets, and thereafter, from a pro rata portion of the Company’s other items of income and gain for the taxable year. It is the intent of the parties hereto that any allocation pursuant to this

Section 4.4(a) shall constitute a “minimum gain chargeback” under IRS Regulation Section 1.704-2(f).

(b) No Interest Holder shall be allocated Losses or deductions if the allocation causes an Interest Holder to have an Adjusted Capital Account Deficit. If an Interest Holder receives (1) an allocation of Loss or deduction (or item thereof) or (2) any distribution which causes the Interest Holder to have an Adjusted Capital Account Deficit at the end of any taxable year, then all items of income and gain of the Company (consisting of a pro rata portion of each item of Company income, including gross income and gain) for that taxable year shall be allocated to that Interest Holder before any other allocation is made of Company items for that taxable year, in the amount and in the proportions required to eliminate the excess as quickly as possible. This Section 4.4(b) is intended to comply with, and shall be interpreted consistently with, the “qualified income offset” provisions of the Regulations promulgated under Internal Revenue Code Section 704(b).

(c) In accordance with Internal Revenue Code Section 704(c) and the Regulations thereunder, as well as IRS Regulation Section 1.704-1(b)(2)(iv)(d)(3), income, gain, loss and deduction with respect to any property contributed (or deemed contributed) to the Company shall, solely for tax purposes, be allocated among the Interest Holders so as to take account of any variation between the adjusted basis of the property to the Company for federal tax purposes and its fair market value at the date of contribution (or deemed contribution). If the adjusted book value of any Company asset is adjusted as provided herein, subsequent allocations of income, gain, loss and deduction with respect to the asset shall take account of any variation between the adjusted basis of the asset for federal tax purposes and its adjusted book value in the manner required under Internal Revenue Code Section 704(c) and the Regulations thereunder.

(d) To the extent an adjustment to the tax basis of any Company asset pursuant to Internal Revenue Code Sections 734(b) or 743(b) is required, pursuant to IRS Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of the adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases basis), and the gain or loss shall be specially allocated to the Interest Holders in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to that Section of the IRS Regulations.

(e) Nonrecourse Deductions for a taxable year or other period shall be specially allocated among the Interest Holders in proportion to their Percentages.

(f) Any Member Loan Nonrecourse Deduction for any taxable year or other period shall be specially allocated to the Interest Holder who bears the risk of loss with respect to the loan to which the Member Loan Nonrecourse Deduction is attributable in accordance with IRS Regulation Section 1.704-2(b).

(g) To the extent any compensation paid to any Member by the Company, including any fees payable to any Member pursuant to Section 5.6 hereof, is determined by the Internal

Revenue Service not to be a guaranteed payment under Internal Revenue Code Section 707(c) or is not paid to the Member other than in the Entity’s capacity as a Member within the meaning of Internal Revenue Code Section 707(a), the Member shall be specially allocated gross income of the Company in an amount equal to the amount of that compensation, and the Member’s Capital Account shall be adjusted to reflect the payment of that compensation.

(h) If an Interest Holder’s Interest is reduced (provided the reduction does not result in a complete termination of the Interest Holder’s Interest), the Interest Holder’s share of the Company’s “unrealized receivables” and “substantially appreciated inventory” (within the meaning of Internal Revenue Code Section 751) shall not be reduced, so that, notwithstanding any other provision of this Agreement to the contrary, that portion of the Profit otherwise allocable upon a liquidation or dissolution of the Company pursuant to Section 9 hereof which is taxable as ordinary income (recaptured) for federal tax purposes shall, to the extent possible without increasing the total gain to the Company or to any Interest Holder, be specially allocated among the Interest Holders in proportion to the deductions (or basis reductions treated as deductions) giving rise to such recapture. Any questions as to the aforesaid allocation of ordinary income (recapture), to the extent such questions cannot be resolved in the manner specified above, shall be resolved by the Members.

(i) All amounts required to be withheld pursuant to Internal Revenue Code Section 1446 or any other provision of federal, state or local tax law shall be treated as amounts actually distributed to the affected Interest Holders for all purposes under this Agreement.

4.5. Liquidation and Dissolution. (a) If the Company is liquidated, the assets of the Company shall be distributed to the Interest Holders in accordance with the balances in their respective Capital Accounts, after taking into account Section 9.2, and the allocations of Profit or Loss pursuant to Section 4.2, if any, and Distributions, if any, of cash or property pursuant to Section 4.3.

(b) No Interest Holder shall be obligated to restore a Negative Capital Account.

4.6. General. (a) The Management Committee shall not make any Distribution under Section 4.3 if after giving effect to the Distribution: (1) the Company would not be able to pay its debts as the debts become due in the usual course of business; or (2) the Company does not have enough assets to pay its total liabilities, plus the amount that would be needed if the affairs of the Company were to be wound up at the time of the distribution to satisfy any preferential rights that are superior to the rights of Members receiving the Distribution.

(b) If any assets of the Company are distributed in kind to the Interest Holders, those assets shall be valued on the basis of their fair market value, and any Interest Holder entitled to any interest in those assets shall receive that interest as a tenant-in-common with all other Interest Holders so entitled. Unless the Members otherwise agree, the fair market value of the assets shall be determined by an independent appraiser who shall be selected by the Members. The Profit or Loss for each unsold asset shall be determined as if the asset had been sold at its fair market value, and the Profit or Loss shall be allocated as provided in Section 4.2 and shall be properly credited or charged to the Capital Accounts of the Interest Holders prior to the distribution of the assets in liquidation pursuant to Section 4.4.

(c) The Management Committee may base a determination that a Distribution is not prohibited under Section 4.6(a) upon the following: (1) financial statements prepared on the basis of accounting practices and principles that are reasonable under the circumstances; or (2) a fair valuation of assets and liabilities or other reasonable method approved by the Management Committee.

(d) Except as provided in this Section 4.6(d), the effect of a Distribution under Section 4.3 is measured as of (1) the date the Distribution is authorized if the payment occurs not more than 120 days after the date of Authorization; or (2) the date the payment is made if it occurs more than 120 days after the date of Authorization. The Company’s indebtedness to a Member incurred by reason of an obligation to make a Distribution in accordance with Sections 4.3 and 4.6(a) is at parity with the Company’s indebtedness to its general unsecured creditors, except to the extent subordinated by agreement. If terms of the indebtedness provide that payment of principal and interest is to be made only if and to the extent that payment of a Distribution to Members could then be made under Sections 4.3 and 4.6(a), indebtedness of the Company, including indebtedness issued as a Distribution, is not a liability for purposes of determination made under Section 4.6(a). If the indebtedness is issued as a Distribution, each payment of principal or interest on the indebtedness is treated as a Distribution, the effect of which is measured on the date the payment is actually made.

(e) The Members shall, upon the advice of the Company’s tax counsel, amend this Section 4 from time to time as necessary to comply with the Internal Revenue Code and the Regulations promulgated under Internal Revenue Code Section 704(b); provided, however, that no amendment shall materially affect Distributions to an Interest Holder without the Interest Holder’s prior written consent.

5.	Rights and Powers of Company and Members

5.1. Company Powers. Except as otherwise provided specifically in this Agreement, any and all acts of the Company shall require the approval of a majority of the Company Percentages. Unless otherwise provided herein, no Member shall undertake any action on behalf of the Company in the absence of the approval of a majority of the Company Percentages. To the extent that any Member acts without such approval, the Member shall fully indemnify the Company for any loss incurred by the Company as a result of the unauthorized act.

In furtherance of the business purposes specified in Section 2.3 and subject to the limitation in this Agreement, the Company and the Management Committee on behalf of the Company, shall be empowered to do or cause to be done any and all acts reasonably deemed by the Members to be necessary or appropriate in furtherance of the purposes of the company or forebear from doing any act if the Members reasonably deem such forbearance necessary or appropriate in furtherance of the purposes of the Company, including without limitation, the power and authority:

(a) To enter into, perform and carry out contracts and agreements of every kind necessary or incidental to the accomplishment of the Company’s purposes; including, without limitation, contracts and agreements with the Members and Affiliates of the Members, and to take or omit such other or further action in connection with the Company’s business as may be necessary or desirable in the opinion of the Members to further the purposes of the Company; provided, however, that any transaction between the Company and Members or their Affiliates shall be documented and shall become part of the records of the Company;

(b) To borrow from banks and other lenders on such terms and conditions approved by a majority of the Company Percentages and to secure any such borrowings by mortgaging, pledging or assigning assets and revenues of the Company to the extent deemed necessary or desirable by a Supermajority Vote.

(c) To invest such funds as are temporarily not required for Company purposes in debt obligations selected by the Members including government securities, certificates of deposit of commercial banks (domestic or foreign), commercial paper, bankers’ acceptances and other money market instruments; and

(d) To carry on any other activities necessary to, in connection with or incidental to any of the foregoing.

5.2. Member Powers. Any action taken by a Member pursuant to the powers vested in the Members in accordance with this Agreement shall require approval by a majority of the Company Percentages unless otherwise provided herein. In addition to those powers vested pursuant to Section 5.1 and subject to the limitations in this Agreement, the Members hereby are vested with the power to:

(a) Manage, supervise and conduct the affairs of the Company;

(b) Make all elections, investigations, evaluations and decisions, binding the company thereby, that may be necessary or appropriate in connection with the business purposes of the Company;

(c) Incur obligations or make payments on behalf of the Company in their own names or in the name of the Company;

(d) Execute all instruments of all kind or character which the Company in their discretion shall deem necessary or appropriate in connection with the business purposes of the Company;

(e) Enter into agreements with other providers or telecommunications services (including Affiliates of the Members) to obtain services when, in the judgment of the Members, such agreements are in the best interest of the Company; and

(f) Delegate any and all powers to the Management Committee.

5.3 Member Rights. Each Member shall have the right to:

(a) Inspect and copy, during normal business hours and at its own expense, upon three business days notice to the Management Committee or any officer, any of the Company books of record, accounting records, financial statements or other records or reports;

(b) Have on demand true and full information of all things affecting the Company, and a formal account of Company affairs whenever circumstances render it just and reasonable;

(c) Audit, at its own expense and once every calendar year, the Company’s books of record, accounting records, and financial statements of the Company;

(d) Have dissolution and winding up by decree of court when permitted under the Act;

(e) Meet with representative of the Management Committee and Officers on a regular basis as to the operation of the Company; and

(f) Vote on matters affecting the Company in accordance with the provisions or this Agreement.

5.4. Supermajority Voting Provisions. The following actions require the affirmative vote (“Supermajority Vote”) of Members with at least seventy-five (75) of the outstanding Company Percentages:

(a) Election and removal of members to the Management Committee;

(b) The approval of annual budgets for the Company;

(c) The timing and amount of any capital calls to be made to finance the Company;

(d) The right to call any special meeting of the Company;

(e) The admission of new Members to the Company, or the joint venturing of the Company with non-Affiliates of Members:

(f) The sale, lease or mortgage of assets which individually or in the aggregate exceed $100,000.00 in value;

(g) Those actions described in this Agreement which specifically require a Supermajority Vote;

(h) The dissolution of the Company;

(i) The merger, sale, exchange, lease, or other transfer of all or substantially all of the assets of the Company;

(j) The withdrawal of a Member pursuant to the second sentence of Section 8.1(a).

5.5. Member Meetings and Voting.

(a) The annual meeting of Members, commencing with the year 1998, shall be held on a date established by the Management Committee. At the annual meeting of Members, Management Committee members shall be elected and there shall be transacted such other business as may properly come before the meeting. A special meeting of the Members may be called at any time by the Management Committee on its own or upon request of any Member or Members representing a Supermajority Vote. Meetings of Members shall be held at the Company’s principal place of business, or at any other place within or without the State of Georgia designated by the Management Committee. Not less than 10 nor more than 60 days before each annual or special meeting, the Management Committee shall give written notice of the meeting to each Member entitled to vote at the meeting. The notice shall state the time, place and purpose of the meeting. Notwithstanding the foregoing provisions, each Member who is entitled to notice waives notice if before or after the meeting the Member signs a waiver of the notice which is filed with the records of Members’ meetings, or is present at the meeting in person or by proxy. The presence in person or by proxy of the Members representing at least a Supermajority Vote shall constitute a quorum (“Two-Thirds Quorum”) for meetings and special meetings. Each Member shall have a vote on any matter coming before the Members equal to its Company Percentage. Any such vote may be cast either in person or by written proxy signed by the Member or by the Member’s duly authorized proxy.

(b) Except as otherwise provided in this Agreement, the affirmative vote, approval or consent in writing or otherwise of at least a majority of the Company Percentages shall be required to approve any matter coming before the Members. The affirmative vote, approval or consent of all Members with voting rights shall be required to authorize a Management Committee member, officer, Member, or another Entity to do an act on behalf of the Company that contravenes the Agreement, including any written provision of the Agreement that expressly limits the Company’s purpose, business, affairs or conduct.

(c) Any action required or permitted by the Articles of Organization or the Operating Agreement to be taken by Members may be taken without a meeting if the action is taken by Members who would be entitled to vote not less than the minimum number of votes that would be necessary to authorize or take the action.

The action must be evidenced by one or more written consents describing the action taken, signed by the Members entitled to take such action, and delivered to the Company for inclusion in its records. A consent signed by a Member entitled to vote has the effect of a meeting vote and may be described as such in any document. Each Member shall receive the written consent describing the action to be taken in the manner set forth in Section 11.2. All Members entitled to vote on the action who do not participate in taking the action shall be given written notice of the action not more than ten (10) days after the taking of the action without a meeting, but the failure to give such notice shall not invalidate the action so taken. (Section 5.5 c is an Amendment to the Operating Agreement)

(d) Except as otherwise provided in this Agreement, wherever the act requires unanimous consent to approve or take any action, that consent shall mean the consent of at least seventy-five (75) of the outstanding Company Percentages.

5.6. Personal Services. No Member shall be required to perform services for the Company solely by virtue of being a Member. Unless approved by the Members, no Member shall be entitled to compensation for services performed for the Company. Upon substantiation of the amount and purpose thereof, however, the Member shall be entitled to reimbursement for expenses reasonably incurred in connection with the activities of the Company.

5.7. Members Duties.

(a) Each Member shall devote such time to the business and affairs of the Company as is necessary to carry out the Member’s duties set forth in this Agreement.

(b) Nothing in this Agreement shall be deemed to restrict in any way the rights of any Member, or of any Affiliate of any Member, to conduct any other business or activity whatsoever, and no Member shall be accountable to the Company or to any other Member with respect to that business or activity even if the business or activity competes with the Company’s business. The organization of the Company shall be without prejudice to the Members’ respective rights (or the rights of the Members’ respective Affiliates) to maintain, expand or diversify such other business or activities and to receive and enjoy profits or compensation therefrom. Each Member waives any rights the Member might otherwise have to share or participate in such other business or activities of any other Member or its Affiliates.

(c) Each Member understands and acknowledges that the conduct of the Company’s business may involve business dealings and undertakings with Members and their Affiliates. In any such instance, those dealings and undertakings shall be at arm’s length and on commercially reasonable terms.

5.8. Company Continuation. Neither the death, incompetency, insolvency, bankruptcy, termination, liquidation, dissolution, change in legal form of organization or withdrawal, whether voluntary or involuntary, of any Member shall terminate or dissolve the Company, and the remaining Members shall continue the Company and its business until the dissolution thereof as provided in this Agreement.

6.	Management Rights, Powers and Duties

6.1. Management. The Members on behalf of the Company shall be responsible for conducting the business and operations of the Company. The Members agree to the appointment of a Management Committee to perform all activities and/or functions as the Members may deem necessary or appropriate to market, sell, establish, operate, maintain and manage the business of the Company.

6.2. Management Committee.

(a) The affairs, business and property of the Company shall be managed by or under the direction of a Management Committee consisting of no fewer than five members nor more than eleven members. No member of the Company may have more than one (1) representative member on the Management Committee. (The last line of 6.2a is an amendment to the Operating Agreement.)

(b) The Georgia PCS Executive Committee (consisting of those individuals named on Exhibit 6.2 who have served on the Executive Committee of Georgia Independent PCS Corporation and Savannah Independent PCS Corporation) shall serve as the Initial Management Committee members until the members of the Management Committee shall be elected by a Supermajority Vote at the first annual Company meeting. Each Management Committee member shall be elected to serve until the next annual meeting of Members and until his or her successor shall have been duly elected and qualified, except in the event of his earlier death, resignation, or removal or the earlier termination of his term of office. Under such circumstances, the remaining members of the Management Committee may designate, by majority vote, a successor to complete the term of the member who is no longer on the Committee.

(c) Any or all of the Management Committee members may be removed, with or without cause, by a Supermajority Vote.

6.3. Officers. The Management Committee members shall elect from among its members a Chairman, a President, a Vice President, a Secretary and a Treasurer. The Management Committee may elect or appoint such other officers as it may from time to time deem necessary and such officers need not be Members of the Company. Officers shall serve without compensation in addition to that which they may be entitled as an employee of the Company. Each officer’s power and authority shall be subject to the limitations on the power and authority of the Management Committee. (The italicized paragraph above is an amendment to the Operating Agreement.)

(a) The Chairman shall preside at all meetings of Members and the Management Committee at which he or she is present.

(b) The President shall be the chief executive officer of the Company, and shall: (1) be responsible for the general management of the affairs of the Company; (2) have the powers and duties usually incident to the office of President; and (3) have such other powers and perform such other duties as may be assigned to him or her by the Management Committee. In the absence of the Chairman, the President shall preside at all meetings of Members and the Management Committee at which he or she is present,

(c) At the request of the President, or in the absence or inability to act of the President, or if the President’s offices is vacant, the Vice President, unless otherwise determined by the Management Committee, shall perform all the duties and may exercise all the powers of the President. The Vice President shall have such other powers and shall perform such other duties as may be assigned to him or her by the Management Committee or the President.

(d) The Treasurer shall have general supervision over the care and custody of the funds, securities, and other valuable effects of the Company and shall deposit the same or cause the same to be deposited in the name of the Company in such depositories as the Management Committee may designate; shall deal with the funds, securities and other effects of the Company as may be ordered by the Management Committee; shall have supervision over and cause to be kept accounts of all receipts, disbursements and other business transactions of the Company; shall, whenever required by the Management Committee, render or cause to be rendered financial statements of the Company; shall have the power and perform the duties usually incident to the office of Treasurer; and shall have such other powers and perform such other duties as may be assigned to him or her by the Management Committee or the President.

(e) The Secretary shall act as Secretary of all meetings of the Members, and the Management Committee at which he or she is present; shall cause proper records of the same to be made; shall have supervision over the giving and serving of notices of the Company; shall exercise the powers and perform the duties usually incident to the office of Secretary; and shall exercise such other powers and perform such other duties as may be assigned to him or her by the Management Committee or the President.

(f) Officers other than those listed and described in Section 6.3 shall exercise such powers and perform such duties as may be assigned to them by the Management Committee or the President.

6.4. Conduct. Regular meetings of the Management Committee may be held at such time and place as may be determined by resolution of the Management Committee and no notice shall be required for any regular meeting. Except as otherwise provided by law, any business may be transacted at any regular meeting.

(a) Special meetings of the Management Committee may be called from time to time by the President or the Secretary upon written request directed to either of them by a majority of the Management Committee members stating the time, place and purposes of such special meeting. Special meetings of the Management Committee shall be held on such date and at such time and place as may be specified by the officer calling the meeting.

(b) Notice of the date, time and place of each special meeting of the Management Committee shall be given to each member at least 72 hours prior to such meeting, unless the notice is given orally or delivered in person, in which case it shall be given at least 24 hours prior to such meeting. For the purpose of this section, notice will be deemed to be duly given to a Management Committee member if given orally (including by telephone) or if such notice be delivered to such member in person or be mailed, telegraphed, cabled, telexed, photocopied or otherwise delivered by facsimile transmission, to the member’s last known address. Notice shall be deemed to have been waived by any member who shall attend and participate in such meeting.

(c) At any meeting of the Management Committee, a majority of the Management Committee members shall constitute a quorum. Except as otherwise provided by law or in this Agreement, any action taken by a majority of the Management Committee members present at a meeting of the Management Committee at which a quorum is present shall be the action of the Management Committee.

(d) Management Committee members may participate in a meeting of the Management Committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hears each other simultaneously, and such participation shall constitute presence in person at such meeting.

(e) All committee members shall serve without compensation from the Company. However, the Management Committee may reimburse its members and the members of any committee for the reasonable travel, lodging and meal expenses incurred in attending the meetings of the Management Committee or of such committee and for expenses incurred on behalf of the Company.

(f) In discharging their duties, Management Committee members and officers, when acting in good faith, may rely upon the books of account and other records of the Company, and financial statements of the Company represented to them to be correct by the President or other officer of the Company having charge of its books of accounts, or stated in a written report by an independent public or certified public accountant or firm of such accountants fairly to reflect the financial condition of the Company.

6.5. Duties. On behalf of and under the direction of the Company, the Management Committee shall make and implement recommendations concerning the operation and funding requirements of the Company. Unless state law requires any licenses or other approvals necessary to the conduct of Company business to be held in the name of the Members, the Management Committee shall apply, on behalf of the Company and in the Company name, for any and all federal and state regulatory licenses, permits and other approvals, as required, and, after each is obtained, the Company shall be the holder of record of such licenses, permits and other approvals.

On behalf of and under the direction of the Company, the Management Committee shall perform all activities and/or functions necessary to develop, market, sell, establish, operate, maintain and manage the business of the Company. Without limiting the scope of the foregoing, the Management Committee is expressly delegated the authority and responsibility to:

(a) Maintain books of record, open bank accounts, prepare accounting reports and other records or reports necessary to meet legal or regulatory requirements;

(b) Develop a detailed operating and capital budget on an annual basis;

(c) Employ any entity or person, including Members or affiliates of any Member, as an employee of, agent for or as a consultant to the Company;

(d) Ensure that all property, real and personal, and other tangible and intangible assets required to conduct the Company’s business is recorded in the name of the Company;

(e) Ensure that all licenses, permits, and other regulatory and legal approvals required to operate the Company’s business are acquired and transferred to the Company; and

(f) Apply for any local, state or federal license, permit, franchise, certificate of convenience and necessity, or other approval necessary to conduct the Company’s business.

6.6. Management Committee Activities Requiring Supermajority Vote. Notwithstanding the foregoing, the Management Committee must seek and procure the Supermajority Vote to:

(a) Expend funds during any fiscal year which are not budgeted or which exceed a previously approved budget by 105%, except that the Management Committee may expend funds not budgeted in the event of an emergency to preserve the business of the Company or to keep the equipment of the Company operational without prior notice and review by the Members;

(b) Make any election under the Internal Revenue Code, state, county or city revenue laws;

(c) Borrow funds on a secured basis or grant a security interest in any or all of the assets of the Company;

(d) Prepay any indebtedness of the Company;

(e) Confess a judgment against the Company;

(f) Possess Company property or assign rights in Company property for any purposes other than that of the Company; or

(g) Sell, transfer, or exchange the property of the Company described in Section 5. 4(f).

6. 7. Members’ Exculpation. A Member will not be liable for any loss to the Company or the Members by reason of any act or failure to act unless the Member was guilty of willful misconduct or gross negligence, or if the loss occurred as the result of an action by the Member which was not authorized by the Company.

6.8 Members’ Indemnification. The Company shall indemnify a Member against any loss (excluding a Member’s share of the Company’s net operating losses) or damage incurred by a Member (including legal expenses) by reason of any acts performed or not performed by a Member for and on behalf of the Company and authorized by the Company, unless the Member was guilty of willful misconduct or gross negligence. Each Member shall indemnify the Company against any damages incurred by reason of that Member’s willful misconduct or gross negligence or by reason of acts by the Member which were not authorized by the Company.

7.	Transfers of Interests

7.1. Limitation on Transfer, - Right of First Refusal. Any Member may sell, transfer, assign or exchange all or any part of its Company Interest to an Affiliate thereof at any time without any consent or restriction from the other Members. Otherwise, there shall be no sale, transfer, assignment or exchange of the whole or any portion of any Member’s Interests without the prior written consent of the other Members, which consent shall not be unreasonably withheld. In addition, before any Member sells, transfers, assigns or exchanges any part of its Company Interests to a non-Affiliate of such Member, it shall offer, by giving written notice to the other Members, that Interest to all of the other Members for the value at which and the terms under which such non-Affiliate has offered pursuant to a bona-fide offer in writing to pay for such Interest. Each Member shall initially be entitled to purchase that fraction of the offering Member’s Interest equal to its Company Percentage divided by the Company Percentages of all nonselling Members. If any Member declines to exercise its right of purchase hereunder, the other Members electing to exercise that right shall be entitled to purchase that portion of the Interest intended to be sold that has been declined by the other Member in amount allowable determined pursuant to reapplication of the principles set forth in this Section 7, excluding from consideration the Company Interests of the selling and declining Members. Each nonselling Member shall notify the other Members and the selling Member, in writing, of its intention to exercise or not to exercise its purchase rights hereunder within 30 days following receipt of the offer of sale. Subsequent written notifications, if necessary, shall be required within 10 days after receipt by the Members which have not previously declined to exercises their rights of purchase, of their intentions with respect to that portion of the selling Member’s Company Interests still subject to a right of purchase. No portion of an interest offered under this Section 7 shall be permitted to be purchased by any Member pursuant to this Section 7 unless the entire Interest offered is purchased by one or more Members.

For purposes of this Section 7, an assignment shall be deemed to have occurred if in a single transaction or in a series of transactions any interest in a Member (whether stock, partnership, interest of otherwise) is transferred, diluted, reduced or otherwise affected. An assignment shall not be deemed to have occurred (a) due to the transfer of any or all of the outstanding capital stock of any corporate entity holding an ownership interest in a Member; or (b) due to the mortgage of all or any part of a Company Interest to a bank or trust company licensed pursuant to any state or federal banking laws.

In the event that any Member reasonably believes that an assignment of all or a portion of another Member’s Interest has occurred, such Member shall be entitled upon three days notice to such Member to inspect and copy the records of such Member relating to the ownership of such

Member’s Interest. The intent of this Section 7 is to indicate the agreement of the Members that an assignment of all or a portion of a Member’s Interest will have occurred if all or a portion of the Member’s Interest is transferred to an entity which is not an Affiliate of the Member.

Notwithstanding any provision to the contrary in this Section 7, an exchange pursuant to a withdrawal described in Section 8.1 with respect to the Membership Interest of a Member shall be governed solely by the provisions of Section 8 and not Section 7.

7.2. Substitute Member. No assignee, purchaser or transferee of the whole or any portion of any Members’ Interest shall have the right to become a substitute Member, unless:

(a) The transferring Member has designated such intention in a written instrument of assignment, sale or transfer, a copy of which has been delivered to the other Members;

(b) The transferring Member has obtained the written consent of the Company, which consent shall not be unreasonably withheld;

(c) The entity acquiring the Member’s Interests has adopted and agreed in writing to be bound by all of the provisions hereof, as the same may have been amended;

(d) All documents reasonably required by the Company and the Act to effect the substitution of the entity acquiring the Member’s interest as a Member shall have been executed and filed at no cost to the Company;

(e) Any necessary prior consents have been obtained from any regulatory authorities; and

(f) Any necessary prior consents have been obtained from any entity which has provided financing to the Company subject to the right to approve the substitution.

Provided, however, that subsections (a) and (b) above shall not apply in the case of an assignment or sale to an Affiliate of the assigning or selling Member.

7.3. Indemnification. Each Member transferring a Members’ Interest hereby indemnifies the Company and the other Members against any and all loss, attorneys’ fees, damage or expense (including, without limitation, tax liabilities or loss of tax benefits) arising, directly or indirectly, as a result of any transfer or purported transfer in violation of any provision contained in this Section 7.

7.4. Distribution and Allocation Subsequent to Transfer.

(a) The Profit and Losses of the Company attributable to any Company Interests acquired by reason of the assignment of the Company Interests or substitution of a Member with respect to that interest, and any distributions made with respect thereto, shall be allocated between the assignor and assignee based upon the length of time during any fiscal year of the

Company, as measured by the effective date of the assignment or substitution, that the Company interests so assigned or with respect to which there is a substitution was owned by each of them.

(b) The effective date of an assignment, sale, transfer or exchange of the Member’s Interests or any portion thereof shall be the date designated by the transferring Member.

8.	Withdrawal or Death of a Member

8.1. Member Withdrawal

(a) Effective upon 30 days written notice to each Member, any Member may withdraw from the Company subject to any required regulatory approval. The Members, at any time, and from time to time, for any reason and upon the requisite vote described in Section 5.4(j), may withdraw the Membership Interest of a Member, in whole or in part, and the Company shall pay the amount described in Section 8.1(g) subject to the terms set forth in Section 8.2.

(b) Any Member shall promptly withdraw from the Company upon the occurrence of default in performance by such Member of any obligation under this Agreement if such default shall not be corrected within 60 days after the same shall be called to the attention of such Member by the Management Committee by written notice specifying the thing or matter in default, and a majority of the Company Percentages choose to insist upon such withdrawal; provided, however, that such 60-day period shall cease to run during the pendency of any arbitration proceeding instituted pursuant to Section 11.6 to determine the existence of such a default. The Management Committee shall notify each non-defaulting Member of such default in performance.

(c) Any Member shall promptly withdraw upon the Bankruptcy of such Member and/or upon the Bankruptcy of any entity or entity which holds a controlling interest in such Member.

(d) Any Member shall promptly withdraw upon the occurrence of any event or the existence of any facts relating to the Member which could reasonably disqualify the Member or the Company from holding any licenses or authorizations necessary for the Company to conduct its business.

(e) Any Member shall promptly withdraw upon its filing of any pleading, petition, opposition or other document with any regulatory agency or court in opposition to the interests or purposes of the Company, or the soliciting of or assisting in the filing of such document by a third party.

(f) Any Member shall promptly withdraw upon failure by such Member to make any of its initial Capital Contribution pursuant to Section 3.1.

(g) Upon withdrawal pursuant to (a), (b), (c), (d), or (e) above, the Member so withdrawing shall, subject to the provisions of Section 8.2, receive the then-current book value of its Company Interest as such then current book value is determined by the Company (unaudited).

(h) Upon withdrawal pursuant to (a), (b), (c), (d), or (e) above, the proportionate Company Interests and Percentages of the remaining Members shall be increased pro rata to reflect such withdrawal.

8.2. Distribution on Withdrawal. If distribution is made pursuant to Section 8.1 (a), (b), (c), (d), or (e), amounts payable to the Member so withdrawing or legal representative of the Member shall be paid to such Member or legal representative by the Company; and may, at the option of the non-withdrawing Members and consistent with regulatory and other legal constraints, be paid in equal annual payments without interest over a period not to exceed 3 years in order to provide the Company, or the new Company established pursuant to Section 9.1(c), sufficient time to raise capital to replace that capital being withdrawn and to ensure the continued conduct of the business of the Company. The Company and the withdrawing Member may agree on a closing date; however, such closing date shall not exceed thirty (30) days from the date of the event or vote, as the case may be, leading to such withdrawal. The Company and the withdrawing Member shall execute such documents as reasonably requested by each party to evidence the transaction and the transfer of the Membership Interest from the withdrawing Member to the Company. If the withdrawal of a Member is pursuant to the second sentence of Section 8.1(a), the withdrawing Member shall, as of the date of the requisite number of votes of the Members voting for withdrawal, no longer have any right, title or interest in the Company and the Membership Interest shall be deemed to have been redeemed by the Company and transferred to the Company on such date even though the book value for such interest has not been determined or paid.

The Company shall hold harmless the withdrawing Member or its legal representative from any Company liabilities arising out of events occurring after the date of withdrawal. In no event shall the withdrawing Member or legal representative of the Member be entitled to any consideration in addition to or in lieu of the consideration as established in this Section 8.

9.	Dissolution, Liquidation and Termination of the Company

9.1. Events of Dissolution. The Company shall be dissolved upon the happening of any of the following events:

(a) the sale of all or substantially all of the Company’s assets;

(b) upon the unanimous written agreement of the Members;

(c) upon the withdrawal or death of a Member, unless there remains at least two Members or at least one Member and a new Member is admitted, and the remaining Members, within 90 days after the event or occurrence, by Supermajority Vote determine to continue the legal existence and business of the Company pursuant to the terms of this Agreement; or

(d) entry of a decree of judicial dissolution under the Act or Georgia law.

9.2. Procedure for Winding Up and Distribution. If the Company is dissolved, the remaining Members shall wind up its affairs. On winding up of the Company, the assets of the Company shall be distributed as follows: (a) to creditors of the Company, including Interest Holders who are creditors to the extent permitted by law, in satisfaction of all liabilities of the Company whether by payment or by the establishment of adequate reserves except for liabilities for Distributions to Members under Sections 4.3, 4.6(a) and 8.1; (b) to Members and former Members in satisfaction of liabilities for Distributions under Sections 4.3, 4.6(a) and 8.1; and (c) to the Interest Holders in accordance with Section 4.4 of this Agreement.

9.3. Time for Liquidation. A reasonable amount of time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to enable the Members to minimize any losses which otherwise might be incurred.

9.4. Termination. Upon compliance with the foregoing distribution plan the Company shall cease to be such, and the Members shall execute, acknowledge and cause to be filed a certificate of cancellation of the Company.

9.5. Members Not Liable for Return or Distribution. The Members shall not be liable for any distribution required pursuant to Section 9.2, and such distribution shall be made solely from available Company assets, if any.

10.	Books, Records, Accounting and Tax Elections

10.1. Bank Accounts. All funds of the Company shall be deposited in a bank account or accounts opened in the Company’s name. The Management Committee shall determine the institution or institutions at which the accounts will be opened and maintained; the types of accounts; and the entities who will have authority with respect to the accounts and the funds therein.

10.2. Books and Records. The Management Committee shall keep, or cause to be kept, complete and accurate books and records of the Company and supporting documentation of the transactions with respect to the conduct of the Company’s business, as required by the Act or Georgia law. These books and records shall be maintained in accordance with sound accounting principles and practices and shall be available at the Company’s principal office for inspection and copying by any Member at any and all reasonable times during normal business hours at such Member’s expense.

10.3. Annual Accounting Period and Entity Classification. The annual accounting period of the Company shall be its taxable year. The Company’s taxable year shall be selected by the Members, subject to the requirements and limitations of the Internal Revenue Code. The Company’s initial “tax matters partner” within the meaning of Internal Revenue Code Section 6231(a)(7) and comparable provisions of state and local law is designated on Exhibit A.

The Company shall file Form 8832, Entity Classification Election, pursuant to IRS Regulation Section 301.7701-1, commonly referred to as the “Check the Box Regulations,” if necessary to be classified as a partnership for federal tax purposes upon advice from its tax advisors.

10.4. Reports. Within 75 days after the end of each taxable year of the Company, the Management Committee shall cause to be sent to each Entity who was a Member at any time during the taxable year then ended a complete accounting of the affairs of the Company for the taxable year then ended. In addition, within 75 days after the end of each taxable year of the Company, the Management Committee shall cause to be sent to each Entity who was an Interest Holder at any time during the taxable year then ended, that tax information concerning the Company which is necessary for preparing the Interest Holder’s income tax returns for that year. At the request of any Member, and at the Member’s expense, the Management Committee shall cause an audit of the Company’s books and records to be prepared by independent accountants for the period requested by the Member. The Management Committee shall cause an annual report complying with the requirements of Act to be filed with the Secretary on or before the due date of each year. The Management Committee shall supply all Members with a copy of Company’s internal unaudited monthly financial statements within 30 days after the end of each month.

11.	General Provisions

11.1 Assurances. Each Member shall execute all certificates and other documents and shall do all such filing, recording, publishing and other acts as the Members deem appropriate to comply with the requirements of law for the formation and operation of the Company and to comply with any laws, rules and regulations relating to the acquisition, operation or holding of the property of the Company.

11.2. Notices. Any notice, inquiry or demand required or permitted to be given hereunder shall be deemed received when delivered personally by prepaid for overnight delivery with national overnight courier company, deposited in the U. S. mail via certified mail and postage prepaid, or transmitted by facsimile (with transmission confirmed) to the other party to receive notice at its address or facsimile number (as set forth on Exhibit A to this Agreement) or other address or facsimile number as it shall have designated by notice in writing.

11.3. Specific Performances. The parties recognize that irreparable injury will result from a breach of any provision of this Agreement and that money damages will be inadequate to fully remedy the injury. Accordingly, in the event of a breach or threatened breach of one or more of the provisions of this Agreement, any party who may be injured (in addition to any other remedies which may be available to that party) shall be entitled to one or more preliminary or permanent orders (a) restraining and enjoining any act which would constitute a breach or (b) compelling the performance of any obligation which, if not performed, would constitute a breach.

11.4 Complete Agreement. This Agreement constitutes the complete and exclusive statement of the agreement among the Members. It supersedes all prior written and oral statements, including any prior representation, statement, condition, or warranty.

11.5. Amendments. Except for amendments made in accordance with this Agreement in connection with assignments of Company Interests by Members to their Affiliates, to reflect additional or substitute Members or change in Capital Contributions, and to reflect changes in a Members designated representative and/or other information related to providing Notices in accordance with the provisions of this Agreement; this Agreement may not be amended except upon Supermajority Vote. Each Member agrees to execute or cause to be executed promptly any amendments to this Agreement and certificates of the Company reasonably requested by the Company and authorized under this Section 11.5.

11.6. Applicable Law and Arbitration.

(a) All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal law, not the law of conflicts, of the State of Georgia.

(b) In case any disagreement arises with respect to any matter related to this Agreement which cannot be resolved by negotiations shall arise among the Members, any Member or group of Members may initiate proceedings to submit such disagreement to arbitration by serving written notice of arbitration on the other party, which notice shall include appointment of an arbitrator, naming such arbitrator. Within 30 days after the date that such notice is deemed to be given, pursuant to the provisions of Section 11.2, the Member (or group thereof, if applicable) to whom such notice is given shall similarly appoint an arbitrator by giving like written notice to the initiating Member or Members; or, failing to make such appointment, the arbitrator initially appointed shall be empowered to act as the sole arbitrator and to render a binding decision. In such event, such sole arbitrator shall set a date for hearing the dispute not later than ninety days after the date of his appointment, and shall render its decision in writing to the disputing Members not later than 60 days after the last hearing date.

(c) In the event that the disputing Members duly appoint arbitrators pursuant to subparagraph (b) above, the two arbitrators so appointed shall, within 30 days after the appointment of the later of them to be appointed, select a third arbitrator who shall act as Chairman of the arbitration panel. Such arbitration panel shall set a time for the hearing of the dispute which shall not be later than 60 days after the date of appointment of the third arbitrator, and the final decision of the arbitrators shall be rendered in writing to the disputing Members not later than 60 days after the last hearing date.

(d) In the event that the arbitrators appointed by the disputing Members are not able within 30 days after the appointment of the later of them to be appointed to agree on the selection of a third arbitrator, either one of them may request the American Arbitration Association to select a third arbitrator, and the selection of such third arbitrator by such Association shall be binding.

(e) The place of any arbitration shall be Atlanta, Georgia or at such other place as agreed to by the disputing Members.

(f) The arbitration shall be conducted in accordance with the rules of the American Arbitration Association then prevailing, and the decision of the arbitrator or arbitrators, as the case may be, shall be final and binding on the disputing Members, and shall be enforceable in the courts of the United States.

(g) It is understood and agreed that during any arbitration proceeding involving a dispute, the Members shall have the power and authority to continue the business of the Company, including but not limited to proceeding with the action under dispute.

11.7. Section Titles. The headings herein are inserted as a matter of convenience only, and do not define, limit or describe the scope of this Agreement or the intent of the provisions hereof.

11.8 Binding Provisions. This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective heirs, executors, administrators, personal and legal representatives, successors and permitted assigns.

11.9 Jurisdiction and Venue. Any suit involving any dispute or matter arising under this Agreement may only be brought in the United States District Court for the State of Georgia or any State of Georgia court having jurisdiction over the subject matter of the dispute or matter. All Members hereby consent to the exercise of personal jurisdiction by any such court with respect to any such proceeding.

11.10. Terms. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the Entity may in the context require.

11.11. Separability of Provisions. Each provision of this Agreement shall be considered separable; and if, for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

11.12. Counterparts; Construction. This Agreement will be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and all of which, when taken together, constitute one and the same document. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart. No provision of this Agreement will be interpreted in favor of, or against, any party by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft of such provision or of this Agreement.

11.13. Issuance and Form of Certificates. If the Management Committee so elects, the

Company may issue certificates to the Members signed by the President of the Company, which shall show the respective number of Units or Membership Interest held by such Members in the Company. (Section 11.13 is an amendment to the Operating Agreement.)

11.14. Lost, Stolen of Destroyed Certificates. The Company may issue a new certificate for Units or Membership Interests in place of any certificate previously issued by it and alleged to have been lost, stolen or destroyed. The President may, in his or her discretion, require the owner or the owner’s legal representative to give the Company a bond containing such terms as the President may require to protect the Company or any person injured by the execution and delivery of a new certificate. (11.14 is an amendment to the Operating Agreement.)